Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-227212) on Form S-8 of Community First Bancshares, Inc. of our report dated March 31, 2021, relating to the consolidated financial statements of Community First Bancshares, Inc., appearing in this Annual Report on Form 10-K of Community First Bancshares, Inc. for the year ended December 31, 2020.

/s/ WIPFLI LLP

Atlanta, Georgia

March 31, 2021